                                                                 Exhibit (a)(13)


FOR IMMEDIATE RELEASE:                   Contact:                     David Fish
---------------------                                             (202) 225-5735
January 22, 1999                                                    Matt Raymond
                                                                  (202) 224-8150


                                  NEWS RELEASE

            CHAIRMEN TO FCC:  CONGRESS MUST DECIDE COMSAT OWNERSHIP
            -------------------------------------------------------
            Comprehensive Satellite Reform Must Come First, They Say

     WASHINGTON Two key congressional chairmen are urging the Federal Communications Commission to take no action enabling any company to purchase more than 10 percent interest in COMSAT. They say comprehensive, pro-competitive reform of the intergovernmental satellite monopoly which will likely pass Congress this year must come first.

     Representative Tom Bliley (R-VA) and Senator Conrad Burns (R-MT) sent a joint letter to FCC Chairman William Kennard on Thursday urging that his agency "not take any action to permit any company to purchase more than 10 percent of COMSAT . . ." Their message comes as the FCC considers granting `authorized common carrier' status to Lockheed Martin Corp., a change the company seeks in hopes of acquiring a significant interest in COMSAT.

     "Legislation the Congress considers will resolve the issues you are addressing in this proceeding, providing you a clear legislative framework within which to respond," Bliley and Burns wrote. "Satellite reform must be comprehensive and, absent overall satellite privatization legislation, no company should be able to own over 10 percent of the U.S. signatory."

     "FCC action at this time may have the unintended effect of producing uncertainty in the satellite market since Congress is considering legislation this year," their joint letter reads. "Therefore, we strongly urge that the Commission not take any action to permit any company to purchase more than 10 percent of COMSAT, through the potential authorized common carrier exception, a reverse merger, asset transfer or other similar method."

     Separately Burns added, "While I am confident the potential merger of Lockheed and COMSAT will be pro-competitive and holds enormous potential in the emergence of this exciting new market, I believe that these decisions are more appropriately the realm of Congress and not a regulatory body."

     Bliley chairs the House Commerce Committee; Burns chairs the Senate Subcommittee on Communications. COMSAT is the U.S. signatory to INTELSAT and Inmarsat, two intergovernmental organizations controlling the bulk of international satellite telecommunications traffic.

     The House passed a satellite reform bill sponsored by Bliley and Representative Ed Markey (D-MA) last year by a wide margin. The Senate held hearings on legislation introduced by Burns.

                                   # # # # #

                   [Letterhead of the United States Congress]



                                January 21, 1999



The Honorable William E. Kennard
Chairman
Federal Communications Commission
Room 8-B201
445 12 St., S.W.
Washington, D.C. 20024

Dear Mr. Chairman:

     The Commission has under review the request of Lockheed Martin to acquire 49 percent of COMSAT through classification as an authorized common carrier. This issue will have substantial bearing on the future structure of the international satellite industry. As you know, the Communications Satellite Act of 1962 precludes any one company from owning over ten percent of COMSAT, but for historical reasons has an exception for authorized common carriers.

     Our Committees are actively considering satellite reform legislation, including an update of the 1962 Act. The House overwhelmingly passed a satellite reform bill last year introduced by Chairman Bliley and Mr. Markey and the Senate held hearings on legislation introduced by Senator Burns. Both houses will consider legislation this year. This consideration will reflect our shared principles including those of: privatizing INTELSAT by a date certain; enabling the U.S. to participate in a restructured Inmarsat through legislation; a pro-competitive privatization of these intergovernmental satellite organizations (IGOs); eliminating both the IGOs' and COMSAT's derivative privileges and immunities and warehousing of orbital locations; non-discriminatory competition; use of market access as an incentive for a pro-competitive privatization; elimination of ownership caps on COMSAT and other deregulation and ending the role of government in commercial satellite operations.

     Legislation the Congress considers will resolve the issues you are addressing in this proceeding, providing you a clear legislative framework within which to proceed. Satellite reform must be comprehensive, and absent overall satellite privatization legislation, no company should be able to own over 10 percent of the U.S. Signatory. Comprehensive reform is the best way to promote a pro-competitive privatization of the intergovernmental satellite organizations and deregulate COMSAT. Commission action at this time may have the unintended effect of producing uncertainty in the satellite market since Congress is considering legislation on this very issue. Therefore, we strongly urge that the Commission not take any action to permit any company to purchase

The Honorable William E. Kennard
January 21, 1999
Page 2

more than 10 percent of COMSAT, through the potential authorized common carrier exception, a reverse merger, asset transfer or other similar method.


     We greatly appreciate your assistance on this important matter.



                                        Sincerely,



/s/ Tom Bliley                          /s/ Conrad Burns
-------------------------------------   -------------------------------------
Tom Bliley                              Conrad Burns
Chairman                                Chairman
House Committee on Commerce             Senate Subcommittee on Communications